Exhibit 99.1

News Release

Media Contact:	Analyst Contact:
Ray Granado	Susan Kappes Giles
972-855-3057	(972) 855-3729
214-208-9582

Atmos Energy Announces Retirement of Gene C. Koonce

from Board of Directors

DALLAS (February 7, 2007) –Atmos Energy Corporation announced today that Gene C. Koonce has retired from the company’s board of directors effective today, following the company’s annual meeting of shareholders, after a decade of service to the company.

Koonce first joined Atmos Energy’s board in 1997 when the company acquired United Cities Gas Company. At that time, he was chairman, president and chief executive officer of United Cities. During his tenure on the Atmos Energy board, Koonce served as a member of the executive committee, work session/annual meeting committee and as chairman of the human resources committee.

“Gene’s leadership, vision and guidance have truly helped shape the direction of our company, and he has been an outstanding board member for the last 10 years,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy. “We are extremely grateful for the contributions he has made to our company, and he will be missed.”

Koonce is a staunch supporter of both community and industry organizations. He previously served as chairman of the Southern Gas Association, director of the Southern, Southeastern and American Gas Associations and president of the Tennessee Gas Association.

Koonce received his engineering degree from the University of Tennessee in Knoxville and served as a pilot in the Air Force’s Strategic Air Command before starting his career in the utility business in 1958.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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